Exhibit 10.3
WEATHERFORD INTERNATIONAL LTD.
RESTRICTED SHARE AWARD AGREEMENT
This Restricted Share Award Agreement (this "Agreement") is made and entered into by and between Weatherford International Ltd., a Swiss corporation (the "Company"), and Krishna Shivram (the "Holder") effective as of the 6th day of November, 2013, pursuant to the Weatherford International Ltd. 2010 Omnibus Incentive Plan, as such plan may be amended from time to time (the "Plan"), which is incorporated by reference herein in its entirety. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.
Whereas, the Board of Directors of the Company has previously determined that it is in the best interests of the Company and its shareholders to induce the employment of the Holder for the long-term benefit of the Company;

Whereas, in consideration of all amounts, benefits, and other things of value that the Holder surrendered or relinquished or otherwise were forgone due to the Holder leaving his position with the Holder's previous employer in order to become employed with the Company, and as an inducement for the Holder to become employed by the Company, in addition to other good and valuable consideration upon the commencement of the Holder's employment, the Company desires to grant to the Holder certain Shares (as defined below), subject to the terms and conditions of this Agreement, with a view to increasing the Holder's equity interest in the Company; and

Whereas, the Holder desires to have the opportunity to hold the Shares subject to the terms and conditions of this Agreement.
Now, therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.
Grant of Restricted Shares.  Effective as of the date of this Agreement, the Company shall cause to be transferred to the Holder ____________Shares that are fully vested and transferrable, subject to the restrictions described in Section 2 below (the "Restricted Shares"), such number of Restricted Shares being based on the arithmetic value of USD 3.7 million divided by the average Company closing stock price for the 30 trading days prior to the first day of employment of the Executive at the Company.  Subject to the provisions of Section 2 below, the Company will instruct its transfer agent to create an electronic book entry account evidencing the Restricted Shares in the Holder's name, pursuant to which the Holder shall have all of the rights of a shareholder of the Company with respect to such Restricted Shares, including, without limitation, the right to vote such shares, receive any dividends or distributions allocable thereto and all voting rights appurtenant thereto, subject only to the transfer restrictions in Section 2 below.  No physical certificates evidencing the Shares will be issued to the Holder.

2.
Transfer Restrictions.  Except as specified under Section 3 below, the Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (the "Transfer Restrictions"), during the period beginning on the Effective Date (as defined in the Employment Agreement) and ending the date which is three (3) years following the Effective Date (the "Lock-Up Period") Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement or the Plan shall be void and the Company shall not be bound thereby.  Notwithstanding the Transfer Restrictions or any lapse thereof (as such lapse is described under Section 3 below), the Restricted Shares may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable Swiss or U.S. federal or state securities laws.

3.
Lapse of Transfer Restrictions; Events of Forfeiture.  Except as specified in this Section 3, the Restricted Shares shall be subject to the Transfer Restrictions during the Lock-Up Period.  The Transfer Restrictions shall lapse as to the Restricted Shares that are granted hereby in accordance with the following schedule:

Lapse Date	Number of Restricted Shares as to Which Transfer Restrictions Lapse
November 6, 2014	[One-Third of the total Restricted Shares]
November 6, 2015	[One-Third of the total Restricted Shares]
November 6, 2016	[One-Third of the total Restricted Shares]

Notwithstanding the foregoing, if the Holder's employment or affiliation relationship with the Company and its Affiliates terminates prior to November 6, 2016 (i) due to the death or Disability (as defined in the Employment Agreement between the Company and Holder) of the Holder, (ii) by the Holder for Good Reason (as defined in the Employment Agreement), or (iii) by the Company for any reason other than Cause (as defined in the Employment Agreement) then, in any such event, all Transfer Restrictions shall lapse on the date of termination of the Holder's employment with respect to all Restricted Shares that are subject to Transfer Restrictions immediately prior to such termination.
If the Holder's employment or affiliation relationship with the Company and its Affiliates terminates prior to November 6, 2016 for any reason other than the Holder's death or Disability, or is terminated by the Holder for any reason other than Good Reason (regardless if the Company disputes the basis of such termination), or by the Company for Cause, then any Transfer Restrictions that have not previously lapsed shall not lapse, and any Restricted Shares with respect to which the Transfer Restrictions have not lapsed shall be forfeited and returned to the Company on the date of the termination of the Holder's employment or affiliation relationship with the Company and its Affiliates. In the event any Restricted Shares are forfeited and returned to the Company pursuant to this Agreement, the Company will not be obligated to pay the Holder any consideration whatsoever for the forfeited Restricted Shares. In the event any Restricted Shares are forfeited to the Company pursuant to this Agreement, the Company shall become the legal and beneficial owner of the Restricted Shares being forfeited and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Restricted Shares being forfeited by the Holder without any further payment due to the Holder.
Upon the lapse of the Transfer Restrictions and the satisfaction by the Holder of any obligations arising under this Agreement, the Shares with respect to which Transfer Restrictions have lapsed shall be transferable by the Holder (except to the extent that any proposed transfer would, in the good faith, written opinion of counsel to the Company, constitute a violation of applicable US or non-US laws).

4.
Company Representations and Warranties. The Company represents and warrants to the Holder (i) the Restricted Shares are fully vested as of the date of this Agreement, (ii) the issuance of the Restricted Shares has been duly approved under the Plan and is exempt from the Minimum Vesting Period required by 7.4 of the Plan, and (iii) the Restricted Shares are subject to an effective S-8 registration statement filed with the SEC and are freely tradable subject only to the Transfer Restrictions, and compliance with applicable securities laws including Rule 144.

5.
Capital Adjustments and Reorganizations.  The existence of the Restricted Shares shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any acquisition, merger, amalgamation or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Shares or the rights thereof, or the winding up, dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise, including a Corporate Change (as defined in the Plan).

6.
Tax Withholding.  To the extent that the receipt or retention of the Restricted Shares results in income, wages or other compensation to the Holder for any federal, foreign, state or local income, social insurance, employment or other tax purposes with respect to which the Company or any of its Affiliates has a withholding obligation, the Company or any such Affiliate shall be entitled to deduct from other compensation payable to the Holder any sums required by such tax law to be withheld. In the alternative, the Company may require the Holder (or other permitted assign) to pay such sums for taxes directly to the Company or any Affiliate in cash or by check. In the discretion of the Committee and subject to the terms of the Plan, the Company may reduce the number of Shares issued to the Holder upon the receipt of the Restricted Shares to satisfy the tax withholding obligations of the Company or an Affiliate. The Holder hereby consents to the Company reducing such Shares issued to the Holder upon the receipt of the Restricted Shares to satisfy the tax withholding obligations of the Company or an Affiliate.

7.
Employment or Affiliation Relationship.  For purposes of this Agreement, the Holder shall be considered to be in the employment of, or affiliated with, the Company or its Affiliates as long as the Holder has an employment or affiliation relationship with the Company or its Affiliates.  The Committee shall determine any questions as to whether and when there has been a termination of such employment or affiliation relationship, and the cause of such termination, under the Plan and the Committee's determination shall be final and binding on all persons.

8.
Section 83(b) Election.  The Holder shall not exercise the election permitted under section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Shares without the written approval of the General Counsel of the Company.  If the General Counsel of the Company permits the election, the Holder shall timely pay the Company or its Affiliate the amount necessary to satisfy the Company's or its Affiliate's attendant tax withholding obligations, if any.

9.
Not an Employment or Affiliation Agreement.  This Agreement is not an employment or affiliation agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Holder and the Company or any of its Affiliates or guarantee the right to remain employed by or affiliated with the Company or any of its Affiliates for any specified term.

10.
Termination of Plan; Discretionary Grant.  The Holder acknowledges that the Committee may unilaterally amend, terminate or suspend the Plan at any time.  The Holder acknowledges and agrees that the award of the Restricted Shares pursuant to this Agreement is not an element of the Holder's compensation for purposes of any other program or benefit, including, but not limited to, with respect to the determination of any severance, redundancy or resignation payments or benefits, and has been awarded at the Company's sole discretion, and that the award of the Restricted Shares pursuant to this Agreement does not entitle the Holder to any future awards under the Plan.

11.
Data Privacy.  By signing below, the Holder voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section. The Holder is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Holder's ability to participate in the Plan. The Company and its Affiliates hold certain personal information about the Holder, including the Holder's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and details of all Restricted Shares or any other entitlement to shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in the Holder's favor, for the purpose of managing and administering the Plan ("Data"). The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Holder's participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or elsewhere throughout the world in countries that may not provide an equivalent level of data protection to the laws in the Holder's home country, such as the United States. The Holder authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and the subsequent holding of Shares on the Holder's behalf by a broker or other third party with whom the Holder may elect to deposit any Shares acquired pursuant to the Plan. The Holder may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Holder's ability to participate in the Plan.

12.
Notices.  Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by facsimile, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to the Holder at the Holder's address indicated in the Company's register of Plan participants, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

13.
Amendment and Waiver.  This Agreement may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan.  However, no such amendment shall adversely affect in a material manner any right of the Holder without his/her written consent.  Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Holder.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

14.
Governing Law and Severability.  This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

15.
Successors and Assigns.  Subject to the limitations which this Agreement and the Plan impose upon the transferability of the Shares, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Holder, his permitted assigns and, upon the Holder's death, the Holder's estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, and legal and personal representatives.

16.
Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

17.
Electronic Delivery and Execution.  The Holder hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Holder understands that, unless revoked by the Holder by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Holder also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Holder hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Holder consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

18.
Changes Due to Compliance with Applicable Law.  Notwithstanding any provision to the contrary in this Agreement, the Holder acknowledges and agrees that:  (a) any compensation paid or payable to the Holder (including the grant of Restricted Shares under this Agreement) may require from time to time approval by the Company's shareholders under applicable law; (b) if the Board determines in good faith that this Agreement or any rights or obligations hereunder must be modified or amended in order to comply with applicable law (including to avoid the possibility of criminal sanctions), the Company may advise the Holder of that fact and amend or modify this Agreement, but only to the extent such modifications are made to the agreements of all similarly situated corporate officers of the Company on a non-discriminatory basis and are reasonably required to comply with applicable law; and (c) the Holder acknowledges and agrees that any such amendment or modification does not give the Holder Good Reason (as defined in the Employment Agreement) to terminate the  Employment Agreement (nor receive any amounts or benefits as a result thereof, including without limitation the amounts or benefits under this Agreement) and would not entitle the Holder to deliver a Notice of Breach (as described under the Employment Agreement); provided that the Company makes a good faith effort to compensate Holder for any loss Holder may suffer as a result of the amendment or modification by offering alternative, equivalent forms of compensation that do not violate applicable law.  In addition, in the event that any law or initiative comes into effect, or subsequently becomes codified in any jurisdiction with authority over the subject matter hereof which, in the reasonable, written opinion of Holder's Counsel (as defined below), creates a meaningful risk that the forfeiture provisions in section 3 above (the "Forfeiture Provisions") are illegal or otherwise cause this Agreement and the stock award to violate applicable law, such Forfeiture Provisions shall thereafter be deemed null and void.  For purposes of this section 18, "Holder's Counsel" means a reputable law firm of at least 50 lawyers in the jurisdiction where the above-referenced law or initiative is applicable that is approved by both Company and Holder, such approval not to be unreasonably withheld.  If Holder presents the Company with such an opinion from Holder's Counsel, the Company shall revise the Agreement to delete such Forfeiture Provisions accordingly.

In witness whereof, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Holder has executed this Agreement, all as of the date first above written.
COMPANY:

Weatherford International Ltd.,
a Swiss joint-stock corporation

By:______________________________________
Name:  Bernard J. Duroc-Danner
Title: Chairman, President and Chief Executive Officer

HOLDER

_________________________________________
Krishna Shivram
13803 Hampton Cove Drive
Houston, Texas 77077